EXHIBIT 99.4
REPORT OF INDEPENDENT AUDITORS
To the Shareholders of Apache Corporation:
     We have audited the accompanying statement of combined revenues and direct operating expenses of the oil and gas properties purchased by Apache Corporation from BP p.l.c. (the Acquired Properties), as described in Note 1, for the year ended December 31, 2009. This financial statement is the responsibility of Apache Corporation and BP p.l.c. management. Our responsibility is to express an opinion on this financial statement based on our audit.
     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Acquired Properties’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Acquired Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the basis of accounting used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.
          The accompanying financial statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Apache Corporation’s Form 8-K/A, and is not intended to be a complete financial presentation of the Acquired Properties.
     In our opinion, the financial statement referred to above presents fairly, in all material respects, the combined revenues and direct operating expenses of the Acquired Properties for the year ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ ERNST & YOUNG LLP

Houston, Texas
November 3, 2010

STATEMENT OF COMBINED REVENUES AND DIRECT OPERATING EXPENSES
OF THE OIL AND GAS PROPERTIES PURCHASED BY APACHE CORPORATION
FROM BP p.l.c.
(In thousands)

		For the Six Months Ended
	For the Year Ended	June 30,
	December 31, 2009	2010	2009
		(Unaudited)

Revenues	$873,789	$515,848	$367,035
Direct operating expenses	(338,335)	(153,128)	(148,110)

Excess of revenues over direct operating expenses	$535,454	$362,720	$218,925

The accompanying notes to statement of combined revenue and
direct operating expenses are an integral part of these statements.

NOTES TO STATEMENT OF COMBINED REVENUES AND
DIRECT OPERATING EXPENSES OF THE OIL AND GAS PROPERTIES
PURCHASED BY APACHE CORPORATION FROM BP p.l.c.
(In thousands)
(1) THE PROPERTIES
     On July 20, 2010, Apache Corporation (Apache) entered into an agreement to purchase producing properties in the Permian Basin of West Texas and New Mexico, Egypt’s Western Desert and Western Alberta and British Columbia in Canada, from BP p.l.c. (BP), for $7.0 billion, subject to normal closing adjustments, with an effective date of July 1, 2010. The Permian Basin segment of the transaction closed August 10, 2010, the Canada segment closed October 8, 2010 and the Egypt segment is expected to close on November 4, 2010.
(2) BASIS FOR PRESENTATION
     During the periods presented, the BP properties were not accounted for or operated as a separate division by BP. Certain costs, such as depreciation, depletion and amortization, interest, accretion, general and administrative expenses, and corporate income taxes were not allocated to the individual properties. Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances. This financial statement is not intended to be a complete presentation of the revenues and expenses of the assets and is not indicative of the financial condition or results of the operations of the acquired assets going forward due to the changes in the business and the omission of various operating expenses.
     Revenues and direct operating expenses included in the accompanying statement represent Apache’s net working interest in the properties acquired for the periods prior to the respective closing dates and are presented on the accrual basis of accounting. Preparation of this financial statement in conformity with GAAP requires management to make estimates and assumptions that affect reported amounts of revenues and expenses during the reporting period. Revenue arising from the sale of goods is recognized when the significant risks and rewards of ownership have passed to the buyer and it can be reliably measured. Depreciation, depletion and amortization, interest, accretion, general and administrative expenses and corporate income taxes have been excluded. The financial statement presented are not indicative of the results of operations of the acquired properties going forward due to changes in the business and inclusion of the above mentioned expenses.
     Revenues attributable to the concession in Egypt include production retained by the Egyptian General Petroleum Company in lieu of the income taxes due from BP. These amounts totaled $50,910 for the year ended December 31, 2009, and $18,827 and $8,189 for the unaudited six months ended June 30, 2010 and 2009, respectively.
     Sales prices are based on current market prices at the time of sale. Total sales to affiliates were $714,778 for the year ended December 31, 2009, and $415,293 and $323,423 for the unaudited six months ended June 30, 2010 and 2009, respectively.
     Unaudited capital expenditures for the combined assets are $467,530 for the year ended December 31, 2009, and $296,816 and $251,077 for the six months ended June 30, 2010 and 2009, respectively.
     As of November 3, 2010, there are preferential rights outstanding on the properties acquired by Apache in Permian valued at $40 million and Canada valued at $8.6 million. Certain rights of first refusal in Canada totaling approximately $1.6 billion are the subject of a court proceeding, as discussed in Note 3 — Commitments and Contingencies below.

NOTES TO STATEMENT OF COMBINED REVENUES AND
DIRECT OPERATING EXPENSES OF THE OIL AND GAS PROPERTIES
PURCHASED BY APACHE CORPORATION FROM BP p.l.c.
(In thousands)
(3) COMMITMENTS AND CONTINGENCIES
     Pursuant to the terms of the Asset Purchase Agreements between BP and Apache, any claims, litigation or disputes pending as of the effective date (July 1, 2010) or any matters arising in connection with ownership of the properties prior to the effective date are retained by BP.
     In a lawsuit commenced on September 23, 2010, and styled as NAL GP Ltd., Applicant, and BP Canada Energy Company, BP Canada Energy, and Apache Corporation, Respondents, Action No. 1001-14115, in the Court of Queen’s Bench of Alberta, Judicial District of Calgary, NAL GP Ltd. (“NAL”) seeks, among other things, interim injunctive relief to freeze the 15-day notice period concerning NAL’s rights of first refusal relating to certain of the Canadian assets involved in the transaction between BP and Apache announced July 20, 2010, and further a hearing concerning the allocated values associated with such assets (approximately $1.6 billion USD in the aggregate). Apache Corporation was wrongly named as a respondent in the proceeding, and so Apache Canada Ltd. has appeared in the proceeding. A hearing on NAL’s application was held on September 27, 2010. On September 28, 2010, the Court dismissed NAL’s application in its entirety. NAL has filed an appeal. Along with BP, Apache Canada Ltd. intends to continue to defend against NAL’s claims vigorously.
(4) SUBSEQUENT EVENTS
     Subsequent events have been evaluated for recognition and disclosure through November 3, 2010. The following subsequent events have occurred:
     Subsequent to June 30, 2010, Apache purchased an additional 10 percent on the Yeso oil play in Eddy County, Mexico that had been subject to preferential rights held by BP. This additional interest is not included in the statement of combined revenues and direct operating expenses.

SUPPLEMENTAL OIL AND GAS INFORMATION
(UNAUDITED)
OIL AND GAS RESERVE INFORMATION
     Proved oil and gas reserve quantities are based on estimates prepared by BP, in accordance with guidelines established by the Securities and Exchange Commission (SEC).
     There are numerous uncertainties inherent in estimating quantities of proved reserves and projecting future rates of production and timing of development expenditures. The following reserve data represents estimates only and should not be construed as being exact.

	Permian		Canada		Egypt		Total
	Gas	Oil*	Gas	Oil*	Gas	Oil*	Gas	Oil
	MMcf	Mboe	MMcf	Mboe	MMcf	Mboe	MMcf	Mboe
Total Proved Reserves
Balance, December 31, 2008	302,208	62,793	1,060,124	13,917	36,186	13,372	1,398,518	90,082
Production	(21,204)	(4,040)	(98,645)	(1,197)	(9,710)	(3,909)	(129,559)	(9,146)
Extension, discoveries, & improved recovery	6,645	4,625	4,995	61	—	1,990	11,640	6,676
Revisions of previous estimates	—	—	132,319	(527)	2,488	2,410	134,807	1,883

Balance, December 31, 2009	287,649	63,378	1,098,793	12,254	28,964	13,863	1,415,406	89,495

Proved developed reserves
Balance, December 31, 2008	302,208	62,793	663,000	9,000	31,450	10,530	996,658	82,323

Balance, December 31, 2009	287,649	63,378	627,000	7,000	25,930	11,090	940,579	81,468

*	Oil includes NGLs and Condensate

SUPPLEMENTAL OIL AND GAS INFORMATION
(UNAUDITED)
FUTURE NET CASH FLOWS
     The following tables set out the standardized measure of discounted future net cash flows, and changes therein, relating to crude oil and natural gas production from the assets purchased by Apache from BP. This information is prepared in compliance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 932-235-50, Extractive Activities — Oil and Gas, and regulations of the U.S. Securities and Exchange Commission (SEC). Future cash inflows as of December 31, 2009 were calculated using an average of oil and gas prices in effect on the first day of each month in 2009, except where prices are defined by contractual arrangements. Operating costs, production and ad valorem taxes and future development costs are based on current costs with no escalation.
     Future net cash flows have been prepared on the basis of certain assumptions which may or may not be realized. These include the timing of future production, the estimation of crude oil and natural gas reserves and the application of average crude oil and natural gas prices from the previous 12 months. Furthermore, both proved reserves estimates and production forecasts are subject to revision as further technical information becomes available and economic conditions change. Apache cautions against relying on the information presented because of the highly arbitrary nature of the assumptions on which it is based.
     The following table sets forth unaudited information at December 31, 2009, concerning future net cash flows for oil and gas reserves, excluding income tax expense. This information does not purport to present the fair market value of the Company’s oil and gas assets, but does present a standardized disclosure concerning possible future net cash flows that would result under the assumptions used.

	Permian	Canada	Egypt	Combined Assets

Cash inflows	$3,625,099	$4,567,281	$523,154	$8,715,534
Production costs	(1,822,192)	(2,492,283)	(59,184)	(4,373,659)
Development costs	(83,708)	(958,774)	(33,500)	(1,075,982)

Net cash flows	1,719,199	1,116,224	430,470	3,265,893
10 percent discount rate	(855,085)	(545,722)	(129,664)	(1,530,471)

Discounted future net cash flows	$864,114	$570,502	$300,806	$1,735,422

     The following table sets forth the principal sources of change in discounted future net cash flows for the year ended December 31, 2009:

Combined Assets

Beginning of year	$1,842,062
Sales, net of production costs	(535,455)
Net change in price and production costs	(423,338)
Change in future development costs	74,109
Development costs incurred during period	467,530
Accretion of discount	179,457
Revision of quantity estimates	131,057

End of year	$1,735,422